SUPPLEMENT

TO

U.S. OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares held by U.S. holders, and
All American Depositary Shares, each ADS representing eight Common Shares, held by all holders, wherever located,

of

ALMACENES ÉXITO S.A.
at a Purchase Price of
either (a) the Colombian peso equivalent of US$0.9053 Per Common Shares (payable in Colombian pesos)
or (b) US$0.9053 per Share, payable in U.S. dollars
and
US$7.2424 Per American Depositary Share (payable in U.S. dollars)
by

Cama Commercial Group, Corp.,

a wholly owned subsidiary of

Clarendon Worldwide S.A.

THE U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 18, 2024 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED.

The following information in this Supplement to the U.S. Offer to Purchase (this “Supplement”) amends and supplements the Amended U.S. Offer to Purchase dated January 8, 2024 (the “Offer to Purchase”) of Cama Commercial Group, Corp. (the “Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Claredon Worldwide S.A., a Panamanian corporation (“Claredon”), to purchase all of the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”), of Almacenes Éxito S.A. (“Éxito”), a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are “U.S. Persons” (as defined in the U.S. Offer to Purchase) (each, a “U.S. holder”) and all holders of ADSs wherever located, as applicable, for cash at a purchase price (i) for each Share of, at a U.S. holder’s election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share, payable in Colombian pesos based upon the Tasa Representativa del Mercado (“TRM”), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and (ii) for each ADS of US$7.2424 per ADS, payable in U.S. dollars, in each case, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to the Minimum Condition described in the Offer to Purchase and in the related Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). In order to receive a payment for their tendered Shares in U.S. dollars, a U.S. holder of Shares must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder of Shares will be deemed to have instructed its Colombian broker, and/or, if applicable, custodian to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder of Shares for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser. Any foreign currency risk in converting a Colombian peso-equivalent payment into U.S. dollars will be borne solely and exclusively by the Purchaser and no U.S. holder of Shares will be entitled to receive any additional amounts in excess of the purchase price as a result of such currency conversion. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, as the case may be. Through a concurrent offer in the Republic of Colombia (“Colombia”), Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by Brazilian Depositary Receipts, each representing four Shares (“BDRs”)) wherever located, including Shares held by U.S. holders, at the same purchase price of US$0.9053 per Share payable (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas extranjeros directos), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas extranjeros de portafolio) only in Colombian pesos (the “Colombian Offer” and, together with the U.S. Offer, the “Offers”). Non-U.S. holders (as defined below) of Shares will not be permitted to tender their Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer.

This transaction has not been approved or disapproved by the SEC, any state securities commission, the SFC or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the SFC or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this Supplement to the Offer to Purchase is January 10, 2024.

To U.S. Holders of Shares and Holders of American Depositary Shares of Almacenes Éxito S.A.:

INTRODUCTION

The following information in this Supplement amends and supplements the Amended Offer to Purchase dated January 8, 2024 (the “Offer to Purchase”) of Cama Commercial Group, Corp. (the “Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Claredon Worldwide S.A., a Panamanian corporation (“Claredon”) to purchase all of the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”) , of Almacenes Éxito S.A. (“Éxito”), a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are “U.S. Persons” and all holders of ADSs wherever located, as applicable, for cash at a purchase price (i) for each Share of, at a U.S. holder’s election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share, payable in Colombian pesos based upon the Tasa Representativa del Mercado (“TRM”), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and (ii) for each ADS of US$7.2424 per ADS, payable in U.S. dollars, in each case, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to the Minimum Condition described in the Offer to Purchase and in the related Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). Except as set forth herein, the terms of the U.S. Offer are unchanged from those set forth in the Offer to Purchase.

Capitalized terms used in this Supplement and not defined herein have the meanings set forth in the Offer to Purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should only rely on the information contained in the Offer to Purchase, ADS Letter of Transmittal, the related Notice of Acceptance and the ADS Notice of Guaranteed Delivery to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in the Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the U.S. Tender Agent or the Information Agent. You should not assume that the information provided in the U.S. Offer or the Offer to Purchase is accurate as of any date other than the date of the Offer to Purchase.

Subject to applicable law (including Rule 14e-1 under the Exchange Act, and the rules and regulations promulgated thereunder, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of the Offer to Purchase shall not under any circumstances create any implication that the information contained in the Offer to Purchase is correct as of any time after the date of the Offer to Purchase or that there has been no change in the information included herein or in the affairs of Purchaser or any of its subsidiaries or affiliates since the date hereof.

The Offer to Purchase is amended as follows:

Cover Page and General Revisions

On the cover of the Offer to Purchase and elsewhere similar disclosure appears, following the sentence that reads “Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser”, the following new sentence is hereby added: “Any foreign currency risk in converting a Colombian peso-equivalent payment into U.S. dollars will be borne solely and exclusively by the Purchaser and no U.S. holder will be entitled to receive any additional amounts in excess of the purchase price as a result of such currency conversion.”

All references to “the terms and conditions relating to the U.S. Offer and the Colombian Offer” and similar disclosures are hereby amended to and replaced with “the terms and Minimum Condition relating to the U.S. Offer and the Colombian Offer.”

SPECIAL FACTORS — 3. Certain Effects of the Offers; THE U.S. OFFER — 12. Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry; Effects on Market for ADSs; Registration of Shares and ADSs Under the Exchange Act; Margin Regulations

In the “Special Factors” section under subsection 3 after the paragraph titled “Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry and also in the “The U.S. Offer” section under the fourth paragraph in subsection 13 the following is added as a new paragraph:

As mentioned above, the Purchaser expects to control Éxito following consummation of the Offers through its ownership of at least 51% of the outstanding Shares. To the extent the Purchaser acquires less than 100% of the Shares, minority investor protections under Colombian law could apply in certain situations, including:

•        as long as it is required by articles 155 and 454 of the Colombian Commercial Code, the distribution of profits requires the approval of at least 78% of the Shares represented at a meeting. In the absence of such a majority approval, the distribution will not be less than 50% of the profits or the remainder thereof after compensating for losses from previous periods. If the sum of the legal, statutory, and occasional reserves exceeds the value of the share capital, the obligatory percentage of liquid profits that must be distributed, in the absence of the indicated majority, will rise to 70%;

•        the decision on the placement of shares without preference for the shareholders will require approval of at least 70% of the Shares represented, as long as it is required by paragraph 5 of article 420 of the Colombian Commercial Code;

•        the payment of the dividend in shares issued, obligatory for the shareholder, requires approval of at least 80% of the Shares represented, as long as it is required by article 455 of the Colombian Commercial Code; and

•        a spin-off requires unanimity of the Shares represented in the shareholders’ meeting to modify the proportion of shareholder participation in the spin-off, in this case the company in the capital of the beneficiary company in accordance with the law, as long as it is required by article 3 of Law 222 of 1995.

The ADS Letter of Transmittal, certificates for Shares, ADRs and any other required documents should be sent or delivered by each holder of Shares or ADSs of Éxito who wishes to participate in the U.S. Offer or such holder’s broker, dealer, commercial bank, trust company or other nominee, to the U.S. Tender Agent by the Expiration Date at one of the addresses set forth below:

The U.S. Tender Agent for the U.S. Offer is:

Equiniti Trust Company, LLC

By Overnight Courier or Mail:

Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve
Suite 101
Mendota Heights
Minnesota 55120

Confirmation Telephone Number: (877)248-6417

The ADS Depositary is:

JPMorgan Chase Bank, N.A.

Shareowner Services
P.O. Box 64504
St. Paul, MN 55164-0504

Telephone Number:

General: +1 800 990 1135; International: +1 651 453 2128
Global Invest Direct: +1 800 428 4237

(in case of ADS cancellations)

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, the ADS Letter of Transmittal, the Form of Notice of Acceptance and the ADS Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Holders of Shares or ADSs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (877) 732-3613
International: (914) 218-4628
Banks and Brokers may call collect: (212) 269-5550
Email: EXTO@dfking.com

The Colombian Tender Agent and primary U.S. Shares Tendering Broker for the U.S. Offer is:

Valores Bancolombia S.A. Comisionista de Bolsa

Carrera 48 #26-85, Edificio Dirección
General Bancolombia, Torre Sur.
Medellín, Colombia.
Telephone Number: (+57) 604-5082